Exhibit 99


          OraLabs Holding Corp. Receives Notice From NASDAQ


     Business Editors

     ENGLEWOOD, Colo.--(BUSINESS WIRE)--Aug. 28, 2002--OraLabs Holding Corp. (NASDAQ:OLAB) today announced that it received notification from NASDAQ on August 26, 2002, that for the prior 30 consecutive trading days, the price of the Company's common stock closed below the minimum one dollar per share requirement for continued inclusion under Marketplace Rule 4310(c)(4) (the "Rule"). The Company has a period of 180 calendar days or until February 24, 2003, to regain compliance. If at any time before that date, the bid price of the Company's common stock closes at one dollar per share or more for a minimum of ten consecutive trading days, NASDAQ will provide notification that the Company complies with the Rule. Under certain circumstances, to ensure that the Company can sustain long-term compliance, NASDAQ may require that the closing bid price equals $1.00 or more per share for more than ten consecutive trading days before determining that the Company complies. The Company was also notified that if compliance with the Rule is not demonstrated by February 24, 2003, NASDAQ will determine whether the Company meets the initial listing criteria for the NASDAQ SmallCap Market under Marketplace Rule 4310(c)(2)(A). If the Company meets the initial listing criteria, then NASDAQ will notify the Company that it has been granted an additional 180-day grace period to demonstrate compliance. Otherwise NASDAQ will provide written notification that the Company's securities will be delisted, at which time the Company may appeal to a NASDAQ Listing Qualifications Panel.

     OraLabs, Inc. manufactures Ice Drops(R) brand oral care products, Lip Rageous(R), Lip Naturals(TM), Chap Ice(R), Essential Lip Moisturizer(TM), and brands of lip balm. The product line includes breath drops, breath sprays, sour drops and sprays, lip balms and a variety of private label products. The Company's products are sold through more than 50,000 retail outlets in the United States and in over 35 foreign markets. Additionally, OraLabs supplies products to various airlines.
     The Company's dietary supplement products include Glucosamine + MSM, 5-HTP, Breast Plus(TM), and Cheat & Lean(TM).

     Forward-Looking and Cautionary Statements

     Except for historical information and discussions contained herein, statements included in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Reference is made in particular to statements regarding anticipated sales growth, expectations regarding financial results for the quarter and expectations regarding future outcomes. These statements are based on the company's current beliefs and expectations as to such future outcomes. These statements involve a number of risks, uncertainties, and other factors that could cause results to differ materially, as discussed in the Company's filings with the Securities and Exchange Commission.


        CONTACT: OraLabs, Inc., Englewood, Colo.
                 Gary Schlatter, 303/783-9499
                 gschlatter@oralabs.com



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